As filed with the Securities and Exchange Commission on November 10, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIMITED BRANDS, INC.*

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5621	31-1029810
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Three Limited Parkway

Columbus, Ohio 43230

(614) 415-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas L. Williams

Senior Vice President & General Counsel

Limited Brands, Inc.

Three Limited Parkway

Columbus, Ohio 43230

(614) 415-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sarah Beshar, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Tel: (212) 450-4000

Fax: (212) 450-3800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

*	Includes certain subsidiaries of Limited Brands, Inc. identified on the following page.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
8.50% Exchange Senior Notes due 2019	$500,000,000	100%	$500,000,000	$27,900
Guarantees(2)
Total	$500,000,000	100%	$500,000,000	$27,900

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2)	No separate consideration will be received for the guarantees of the notes being registered. In accordance with Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Bath & Body Works Brand Management, Inc.	Delaware	5600	52-2450868
Bath & Body Works, LLC	Delaware	5600	52-2455381
beautyAvenues, Inc.	Delaware	5600	52-2450857
Intimate Brands, Inc.	Delaware	5600	51-0346269
Limited Brands Direct Fulfillment, Inc.	Delaware	5600	52-2450847
Limited Service Corporation	Delaware	5600	31-1048997
Limited Store Planning, Inc.	Delaware	5600	31-1301070
Mast Industries, Inc.	Delaware	5600	04-2468696
Victoria’s Secret Direct Brand Management, LLC	Delaware	5600	52-2450873
Victoria’s Secret Stores Brand Management, Inc.	Delaware	5600	52-2450861
Victoria’s Secret Stores, LLC	Delaware	5600	54-2170171

*	The address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices is Three Limited Parkway, Columbus, Ohio 43230, Tel. (614) 415-7000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION)

Limited Brands, Inc.

Offer to Exchange All Outstanding $500,000,000 8.50% Senior Notes due 2019 for

$500,000,000 8.50% Senior Notes Due 2019 which have been registered under the Securities Act

We are offering to exchange new 8.50% Senior Notes due 2019 (which we refer to as the “new notes”) for our currently outstanding 8.50% Senior Notes due 2019 (which we refer to as the “old notes”) on the terms and subject to the conditions detailed in this prospectus and the accompanying letter of transmittal.

The Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on [—] [—], 2009, unless extended.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes may be withdrawn any time prior to 5:00 p.m., New York City time, on the date of expiration of the exchange offer.

•	To exchange your old notes, you are required to make the representations described on page 29 to us.

•	The exchange of the old notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•

You must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, The Bank of New York Mellon Trust Company, N.A., by 5:00 p.m. New York City time, on [—] [—], 2009.

•	You should read the section called “The Exchange Offer” for further information on how to exchange your old notes for new notes.

The New Notes

•

The terms of the new notes to be issued are identical in all material respects to the outstanding old notes, except that the new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and will not have any of the transfer restrictions, registration rights and additional interest provisions relating to the old notes. The new notes will represent the same debt as the old notes, and we will issue the new notes under the same indenture.

•

The notes will be our senior unsecured obligations. Accordingly, they will: (i) rank senior in right of payment to any of our future debt that is expressly subordinated in right of payment to the notes; (ii) rank equal in right of payment to all of our existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes; (iii) be effectively subordinated to all of our existing and future secured debt, to the extent of the value of the assets securing such debt (including obligations under our senior secured credit facility), and be structurally subordinated to all obligations of each of our subsidiaries that do not guarantee the notes; and (iv) be effectively senior to our existing senior notes to the extent of the assets of our subsidiaries that guarantee the notes.

•

The guarantees will be senior unsecured obligations of the guarantors. Accordingly, they will: (i) rank senior in right of payment to all of the applicable guarantor’s existing and future debt that is expressly subordinated in right of payment to the guarantee; (ii) rank equal in right of payment to all of the applicable guarantor’s existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes; and (iii) be effectively subordinated to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under our senior secured revolving credit facility and senior secured term loan), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the notes.

•	No public market exists for the old notes or the new notes. We do not intend to apply for listing of the new notes on any notes exchange or to arrange for them to be quoted on any quotation system.

See “Risk Factors” beginning on page 14 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [—] [—], 2009

In this prospectus unless otherwise indicated or the context otherwise requires, “we,” “us,” “our,” “Company” and “Limited Brands” refer to Limited Brands, Inc.

The “old notes” consisting of the 8.50% Senior Notes due 2019 which were issued June 19, 2009 and the “new notes” consisting of the 8.50% Senior Notes due 2019 offered pursuant to this prospectus are sometimes collectively referred to in this prospectus as the “notes.”

Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Limited Brands, Inc., Three Limited Parkway, Columbus, Ohio 43230, telephone (614) 415-7000. In order to ensure timely delivery of the information, any request should be made no later than five business days before the expiration date of the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for notes where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We and the guarantors have agreed that, starting on the expiration date and ending on the close of business six months after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized any person to give you any information or to make any representations about the exchange offer other than those contained in this prospectus. If you are given any information or representations that are not discussed in this prospectus, you must not rely on that information or those representations. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates. In addition, this prospectus is not an offer to sell or the solicitation of an offer to buy those securities in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. The delivery of this prospectus and any exchange made under this prospectus do not, under any circumstances, mean that there has not been any change in the affairs of Limited Brands or its subsidiaries since the date of this prospectus or that information contained in this prospectus is correct as of any time subsequent to its date.

i

SAFE HARBOR STATEMENT UNDER THE PRIVATE

SECURITIES LITIGATION REFORM ACT OF 1995

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this prospectus, including information included or incorporated by reference herein involve risks and uncertainties and are subject to change based on various important factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this prospectus or otherwise made by our company or our management:

•	general economic conditions, consumer confidence and consumer spending patterns;

•	the global economic crisis and its impact on our suppliers, customers and other counterparties;

•	the impact of the global economic crisis on our liquidity and capital resources;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	the seasonality of our business;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to expand into international markets;

•	independent licensees;

•	our direct channel business including our new distribution center;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names and trademarks;

•	market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities or the prospect of these events;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service our debt;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•

consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance our brand image;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	our reliance on foreign sources of production, including risks related to:

•	political instability;

•	duties, taxes, other charges on imports;

ii

•	legal and regulatory matters;

•	volatility in currency and exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and related pricing impacts; and

•	the disruption of imports by labor disputes;

•	the possible inability of our manufacturers to deliver products in a timely manner or meet quality standards;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	self-insured risks;

•	our ability to implement and sustain information technology systems;

•	our failure to comply with regulatory requirements; and

•	legal matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus to reflect circumstances existing after the date of this prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2008 Annual Report on Form 10-K incorporated herein by reference.

iii

SUMMARY

This summary highlights the information contained elsewhere in this prospectus or incorporated by reference herein. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire prospectus and the documents incorporated by reference herein. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements incorporated by reference into this prospectus. Unless otherwise indicated, financial information included or incorporated by reference in this prospectus is presented on an historical basis.

Our Company

Limited Brands is committed to building a family of the world’s best fashion brands offering captivating customer experiences that drive long-term loyalty and deliver sustained value for our stakeholders. Founded in 1963 in Columbus, Ohio, Limited Brands has evolved from an apparel-based specialty retailer to an approximately $9 billion segment leader focused on lingerie, beauty and personal care that make customers feel sexy, sophisticated and forever young.

Limited Brands leads these product categories through its Victoria’s Secret and Bath & Body Works brands. The company sells products through over 1,000 Victoria’s Secret stores and over 1,600 Bath & Body Works stores nationwide, via the Victoria’s Secret Catalogue and online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com. Through its La Senza, Bath & Body Works and PINK brands, products are also available in retail venues in Canada. Additionally, La Senza has strong franchising relationships in 45 countries around the globe. Victoria’s Secret personal care products are made available on a wholesale basis to duty-free stores and other international retail locations.

Victoria’s Secret is the leading U.S. specialty retailer of lingerie with modern, fashion-inspired collections, prestige fragrances and cosmetics, celebrated supermodels and world-famous runway shows. Victoria’s Secret lingerie and beauty stores, the catalogue and www.VictoriasSecret.com allow customers to shop the brand anywhere, any time, from any place for glamorous and sexy products from lines such as Very Sexy®, Body by Victoria®, Angels by Victoria’s Secret®, VS Cotton™, BioFit® and Victoria’s Secret PINK®, and luxurious beauty products from lines such as Dream Angels™, Victoria’s Secret PINK®, Beauty Rush® and Very Sexy®. Victoria’s Secret has strong product penetration and has a number of the best-selling bras in the United States.

Bath & Body Works has reinvented the personal care industry with the introduction of fragrant flavorful indulgences, including shower gels, lotions, antibacterial soaps, candles and accessories. Combining the introduction of spa products that are easily used at home with the incorporation of simple rituals into daily life, Bath & Body Works is committed to helping consumers improve their emotional and physical well-being. With a focus on creating and offering the best products, and an emphasis on innovation from nature, Bath & Body Works is the ultimate personal care destination.

Our Strengths

We believe the following competitive strengths contribute to our leading market position, differentiate us from our competitors, and will drive future growth:

Industry leading brands

We believe that our two flagship brands, Victoria’s Secret and Bath & Body Works, are almost universally recognized and others including PINK, Slatkin, C.O. Bigelow and La Senza, exhibit strong brand recognition which provides us with a competitive advantage. These brands are aspirational at accessible price points, and have a loyal customer base. These brands allow us to target markets across the economic spectrum, across demographics and across the world.

•

At Victoria’s Secret, we market products to the late-teen and college-age woman with PINK and then guide her into glamorous and sexy product lines, such as Angels, Very Sexy or Body by Victoria. While bras and panties are the core of what we do, these brands also give our customers choices in accessories, fragrances, lotions, cosmetics, swimwear and athletic attire.

•

Bath & Body Works caters to our customers’ entire well-being, providing shower gels and lotions, aromatherapy, antibacterial soaps, candles (under the Slatkin brand name), assorted cosmetics and shampoos, and personal care accessories, such as brushes, sponges and manicure/pedicure kits.

•	In Canada, La Senza is a leader in the intimate apparel market.

Product development

We believe a large part of our success comes from frequent and innovative product launches, which include the BioFit® and IPEX® bras at Victoria’s Secret and the recent restage of the Signature Collection at Bath & Body Works. Our merchant, design and sourcing teams at Victoria’s Secret and Mast (our apparel sourcing function) have a long history of bringing new products to our customers. Our personal care sourcing function, beautyAvenues, works with our merchant teams to bring new ideas to the Bath & Body Works and Victoria’s Secret Beauty customer.

Supply chain

We have an integrated supply chain leading from our key manufacturing partners around the world, through our distribution centers in Columbus, Ohio, to our stores. We believe that Mast’s long and deep presence in the key sourcing markets of Asia helps us partner with the best manufacturers and get products to our customers quickly.

Experienced and committed management team

Limited Brands was founded in 1963 and has been led since inception by Leslie H. Wexner. Our senior management team has a wealth of retail and business experience at Limited Brands and other companies such as Nieman Marcus, Target, The Gap, Inc., The Home Depot, Carlson Companies and Yum Brands. We believe that we have one of the strongest management teams in retail.

Our Strategy

Our strategy supports and drives our mission to build a family of the world’s best fashion retail brands whose well-told stories create loyal customers. To this end, we are focused on these key strategic imperatives:

•	Grow and maximize profitability of our core brands in current channels and geographies

•	Extend our core brands into new channels and geographies

•	Incubate and grow new brands in current channels

•	Build enabling infrastructure and capabilities

Grow and maximize profitability of our core brands in current channels and geographies

The core of the Victoria’s Secret brand is bras and panties. We see clear opportunities for substantial growth in these categories by focusing on product newness and innovation and expanding into under-penetrated market and price segments such as the new Body Bare line at the entry price point of $29.50. This is a beautiful everyday line that will introduce even more women to Victoria’s Secret’s most celebrated product—our bras. In our direct channel, we have the infrastructure in place to support growth well into the future. We believe our direct channel is our best brand advertising given the ubiquitous nature of the internet and our large catalog mailing list.

The core of the Bath & Body Works brand is its Signature Collection, antibacterial lines, and home fragrances, which together make up the majority of sales and profits for the business. We recently restaged the Signature Collection with more compelling fragrances and packaging. We are in the process of rolling out redesigned antibacterial product lines. Additionally, www.BathandBodyWorks.com, which launched in 2006, continues to exhibit strong year-over-year growth.

We have a multi-year initiative to substantially increase operating margins for our brands through merchandise margin expansion and expense rationalization. With regard to merchandise margin expansion, we actively manage our inventory to reduce promotion dependency and we have and will continue to work with our merchandise vendors on innovation, quality, speed and cost. Additionally, we have made a concerted effort to limit home office headcount and overhead expenses. Finally, we have and will continue to optimize our marketing expense by concentrating our expenditures on efficient and return-generating programs.

Extend our core brands into new channels and geographies

Limited Brands began its international expansion with the acquisition of La Senza at the beginning of 2007. In 2008, we opened six Bath & Body Works stores in Canada. Based on the substantial success we experienced there, we plan to open 20 to 25 Bath & Body Works stores in Canada in 2009. We are planning our first four PINK stores in Canada in 2009 and our first Victoria’s Secret store in 2010. We are also reviewing international opportunities outside of North America.

Incubate and grow new brands in current channels

Our most successful brands have either been conceived or incubated within Limited Brands. This includes Bath & Body Works and Victoria’s Secret. We are constantly experimenting with new ideas, and our current efforts include standalone PINK stores and a small-store version of Henri Bendel focused on accessories.

Build enabling infrastructure and capabilities

Over the past four years, we have opened a new Direct to Consumer distribution center, launched new merchandise planning systems, new supply chain management systems, and new financial systems. We are using these capabilities to be able to more productively react to current market conditions, including taking actions ranging from the reduction of overhead to delivering more targeted assortments at the store level.

Organizational Structure

The following summary organization chart sets forth the basic corporate structure of Limited Brands, Inc.

Limited Brands, Inc. is a holding company and its most significant assets are the stock of its subsidiaries. The guarantors represent (i) substantially all of the revenue of our domestic subsidiaries, (ii) more than 90% of the assets owned by our domestic subsidiaries, other than real property, aircraft and intercompany investments and (iii) more than 95% of the accounts receivable and inventory directly owned by our domestic subsidiaries.

Recent Developments

On November 10, 2009, we filed a Current Report on Form 8-K, which is incorporated by reference herein, to provide supplemental guarantor financial information pursuant to Rule 3-10 of Regulation S-X regarding certain of our subsidiaries that guarantee the notes. The supplemental guarantor financial information is provided for the periods disclosed within our Annual Report on Form 10-K for the year ended January 31, 2009 (“2008 Form 10-K”) and our Quarterly Report on Form 10-Q for the quarterly period ended August 1, 2009. On June 15, 2009, we filed a Current Report on Form 8-K, which is incorporated by reference herein, to recast our 2008 Form 10-K for the adoption of SFAS 160.

Our History

Limited Brands, Inc. was re-incorporated as The Limited, Inc. under the laws of Delaware in 1982 and changed its name to Limited Brands, Inc. in May 2002. The Limited opened its first store in Columbus, Ohio in 1963.

The Exchange Offer

On June 19, 2009, we privately placed $500,000,000 aggregate principal amount of the old notes in a transaction exempt from registration under the Securities Act. In connection with the private placement, we entered into a registration rights agreement, dated as of June 19, 2009, with the initial purchasers of the old notes. In the registration rights agreement, we agreed to offer to exchange old notes for new notes registered under the Securities Act. We also agreed to deliver this prospectus to the holders of the old notes. In this prospectus the old notes and the new notes are referred to together as the “notes.” You should read the discussion under the heading “Description of the Notes” for information regarding the notes.

The Exchange Offer	We are offering to exchange up to $500,000,000 principal amount of the new notes for an identical principal amount of the old notes. The new notes are substantially identical to the old notes, except that:

•	the new notes will be freely transferable, other than as described in this prospectus;

•	holders of the new notes will not be entitled to the rights of the holders of the old notes under the registration rights agreement; and

•	the new notes will not contain any provisions regarding the payment of additional interest for failure to satisfy obligations under the registration rights agreement.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving notes for your own account, so long as:

•	you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are an affiliate of Limited Brands, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Registration Rights	We have agreed to use our reasonable best efforts to consummate the exchange offer or cause the old notes to be registered under the Securities Act to permit resales within 270 days after the issue date of the old notes. If we are not in compliance with our obligations under the registration rights agreement, then additional interest (in addition to the interest otherwise due on the notes that are the subject of that registration agreement or the new notes) will accrue on such notes or new notes upon such occurrence.

If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no additional interest will be payable on the notes.

No Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on [—] [—], 2009, unless it is extended.

Exchange Date	Old notes will be accepted for exchange beginning on the first business day following the expiration date, upon surrender of the old notes.

Conditions to the Exchange Offer	Our obligation to complete the exchange offer is subject to limited conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before the expiration date. Any old notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Appraisal Rights	Holders of old notes do not have any rights of appraisal for their notes if they elect not to tender their notes for exchange.

Procedures for Tendering Old Notes	See “The Exchange Offer—How to Tender.”

Effect on Holders of Old Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your old notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the old notes as set forth in the indenture, except we will not have any further obligation to you to provide for the exchange and registration of the old notes under the registration rights agreement. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for old notes could be adversely affected.

Consequences of Failure to Exchange	All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not anticipate that we will register the old notes under the Securities Act.

Material United States Tax Consequences of the Exchange Offer	Your exchange of old notes for new notes will not result in any income, gain or loss to you for federal income tax purposes. See “Material United States Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Broker-Dealers	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of such new notes, including information with respect to any selling holder required by the Securities Act in connection with the resale of the new notes and must confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the new notes. We have agreed that for a period of 180 days after the last exchange date for the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in connection with the exchange offer.

The New Notes

The summary below describes the principal terms of the new notes. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the old notes and the new notes. The new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act and will not have any of the transfer restrictions, additional interest provisions relating to the old notes and registration rights. The new notes will evidence the same debt as the old notes, be guaranteed by specified subsidiaries of Limited Brands and be entitled to the benefits of the indenture.

Issuer	Limited Brands, Inc.

Notes Offered	$500,000,000 aggregate principal amount of new notes in exchange for $500,000,000 aggregate principal amount of outstanding old notes.

Maturity	June 15, 2019

Interest Payment Dates	Interest on the new notes will be paid on June 15 and December 15, beginning on December 15, 2009. Interest will accrue from June 19, 2009.

Guarantees	The new notes will be guaranteed on an unsecured senior basis by each of our subsidiaries that guarantee our senior credit facilities.

Ranking	The notes will be our senior unsecured obligations and will:

•	rank senior in right of payment to our future debt that is expressly subordinated in right of payment to the notes;

•	rank equal in right of payment to all of our existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes;

•

be effectively subordinated to all of our existing and future secured debt, to the extent of the value of the assets securing such debt (including obligations under our senior secured credit facility), and be structurally subordinated to all obligations of each of our subsidiaries that do not guarantee the notes; and

•	be effectively senior to our existing senior notes to the extent of the assets of our subsidiaries that guarantee the notes offered hereby.

Similarly, the note guarantees will be senior unsecured obligations of the guarantors and will:

•	rank senior in right of payment to all of the applicable guarantor’s existing and future debt that is expressly subordinated in right of payment to the guarantee;

•

rank equal in right of payment to all of the applicable guarantor’s existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes; and

•

be effectively subordinated to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under our senior secured revolving credit facility and senior secured term loan), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the notes.

As of August 1, 2009, after giving effect to the offering of the notes, we would have had (1) approximately $625 million of secured indebtedness, all of which is guaranteed by the guarantors, and an additional $900 million of unutilized capacity under our senior secured revolving credit facility and (2) approximately $3,251 million of total indebtedness (of which $2,140 million is indebtedness of Limited Brands, Inc. which is not guaranteed by any of its subsidiaries).

Limited Brands, Inc. is a holding company and its most significant assets are the stock of its subsidiaries. The guarantors represent (i) substantially all of the revenue of our domestic subsidiaries, (ii) more than 90% of the assets owned by our domestic subsidiaries, other than real property, aircraft and intercompany investments and (iii) more than 95% of the accounts receivable and inventory directly owned by our domestic subsidiaries.

Optional Redemption	We may redeem the notes, in whole or in part, at any time or from time to time, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium, as described under “Description of the Notes—Optional Redemption.”

Additionally, from time to time before June 15, 2012, we may redeem up to 35% of the principal amount of the notes at a redemption price equal to 108.5% of the principal amount thereof with the net cash proceeds that we raise in one or more qualified equity offerings, so long as at least 65% of the original aggregate principal amount of the notes remains outstanding afterwards.

Change of Control	If we experience “a change of control triggering event,” we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. See “Description of the Notes—Change of Control.”

Covenants	The indenture governing the notes will restrict our ability and the ability of our subsidiaries to, among other things:

•	create certain liens; and

•	merge, consolidate, sell or otherwise dispose of all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications described under the heading “Description of the Notes.”

Risk Factors	Before tendering old notes, holders should carefully consider all of the information set forth and incorporated by reference in this prospectus and, in particular, should evaluate the specific risk factors set forth under the section entitled “Risk Factors.”

Absence of a Public Market for the Notes	The new notes are new issues of securities for which there is currently no established trading market. We do not intend to apply for listing of any of the new notes on any securities exchange or for quotation through any annotated quotation system and a trading market for the new notes may not develop.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table contains our summary consolidated historical information and other operating data for the three years ended January 31, 2009, February 2, 2008 and February 3, 2007 and the six months ended August 1, 2009 and August 2, 2008. We have prepared this information from audited financial statements for the years ended February 3, 2007 through January 31, 2009 and our unaudited quarterly financial statements for the six months ended August 1, 2009 and August 2, 2008. This information is only a summary. You should read it in conjunction with our historical consolidated financial statements and related notes incorporated by reference into this offering memorandum.

	Fiscal year ended			Six months ended
	February 3, 2007(a)	February 2, 2008(b)	January 31, 2009	August 2, 2008	August 1, 2009
				(unaudited)	(unaudited)
Income statement data (in millions):
Net sales	$10,671	$10,134	$9,043	$4,209	$3,792
Costs of goods sold, buying and occupancy	(6,658)	(6,625)	(6,037)	(2,807)	(2,576)

Gross profit	4,013	3,509	3,006	1,402	1,216
General, administrative and store operating expenses	(2,837)	(2,616)	(2,311)	(1,116)	(1,002)
Impairment of goodwill and other intangible assets	—	(13)	(215)
Gain on divestiture of Express	—	302	—	—	—
Loss on divestiture of Limited Stores	—	(72)	—	—	—
Net gain on joint ventures	—	—	109	109	9

Operating income(c)	1,176	1,110	589	395	223
Interest expense	(102)	(149)	(181)	(92)	(120)
Interest income	25	18	18	11	2
Other income (loss)	(3)	128	23	22	(3)
Provision for income taxes	422	411	233	140	25
Cumulative effect of change in accounting principle, net of taxes of $0.4 in 2006	1	—	—	—	—

Net income(d)	675	696	216	196	77
Less: Net income (loss) attributable to noncontrolling interest	(1)	(22)	(4)	(4)	—
Net income attributable to Limited Brands, Inc.	$676	$718	$220	$200	$77

	As of
	February 2, 2008	January 31, 2009	August 1, 2009
			(unaudited)
Balance sheet data (in millions):
Cash and cash equivalents	$1,018	$1,173	$1,550
Total assets	7,437	6,972	7,185
Total debt	2,905	2,897	3,251
Total equity	2,274	1,875	1,876

	Fiscal Year Ended			Six Months Ended
	February 3, 2007(a)	February 2, 2008	January 31, 2009	August 2, 2008	August 1, 2009
				(unaudited)	(unaudited)
Other Data (dollars in millions)
EBITDA(1)	$1,492	$1,462	$932	$563	$396
Capital expenditures	$(548)	$(749)	$(479)	$(272)	$(97)
Ratio of earnings to fixed charges(2)	5.7x	5.0x	2.8x	3.9x	1.6x
Net cash (used for) provided by Operating activities	$600	$765	$954	$247	$244
Investing	$(1,093)	$30	$(240)	$(36)	$(97)
Financing	$(215)	$(279)	$(562)	$(249)	$228
Ratio of net debt(3) to EBITDA(1)	0.8	1.3	1.8	3.4	4.3
Ratio of EBITDA to cash interest(1)	14.9	9.7	5.4	6.1	3.7

(1)	EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, it is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.
(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges.
(3)	Net Debt is total debt minus cash.

Reconciliation of Net Income to EBITDA

	Fiscal year ended			Six months ended
	February 3, 2007(a)	February 2, 2008	January 31, 2009	August 2, 2008	August 1, 2009
(in millions)				(unaudited)	(unaudited)
Operating income	$1,176	$1,110	$589	$395	$223
Depreciation and amortization	316	352	343	168	173

EBITDA	$1,492	$1,462	$932	$563	$396

Stores and Associates at End of Year

	Fiscal year ended
	February 3, 2007(a)	February 2, 2008	January 31, 2009
Number of stores(e)	3,766	2,926	3,014
Selling square feet (in thousands)(e)	15,719	10,310	10,898
Number of associates	125,500	97,500	90,900

(a)	Fifty-three week fiscal year.
(b)	Amounts presented are restated for the fiscal year ended February 2, 2008 to conform to current period presentation.
(c)	Operating income includes the effect of the following items:
(i)	In the six months ended August 1, 2009, a $9 million gain related to the divestiture of a non-core joint venture.
(ii)	In the six months ended August 2, 2008, a $128 million gain related to the divestiture of a personal care joint venture and a $19 million impairment charge related to a joint venture.

(iii)	In the fiscal year ended January 31, 2009, a $215 million impairment charge related to goodwill and other intangible assets for our La Senza business, a $128 million gain related to the divestiture of a personal care joint venture, $23 million of expense related to restructuring activities and a $19 million impairment charge related to a joint venture.
(iv)	In the fiscal year ended February, 2, 2008, a $302 million gain related to the divestiture of Express, a $72 million loss related to the divestiture of Limited Stores, $48 million related to initial recognition of income for unredeemed gift cards at Victoria’s Secret, $53 million of expense related to various restructuring activities and $37 million of gains related to asset sales.

For additional information on items impacting the fiscal years ended January 31, 2009 and February 2, 2008, see the Notes to the Consolidated Financial Statements included in Item 8, Financial Statements and Supplementary Data, of our Annual Report incorporated herein by reference. For additional information on items impacting the six months ended August 1, 2009, see the Notes to the Consolidated Financial Statements included in Item 1, Financial Statements, of our Quarterly Report incorporated herein by reference.

(d)	In addition to the items previously discussed in (c), net income includes the effect of the following items:
(i)	In the fiscal year ended January 31, 2009, $15 million of favorable tax benefits primarily related to certain discrete foreign and state income tax items and a $13 million pre-tax gain related to a cash distribution from Express.
(ii)	In the fiscal year ended February 2, 2008, a $100 million pre-tax gain related to a cash distribution from Easton Town Center, LLC, a $17 million pre-tax gain related to an interest rate hedge and $67 million of favorable tax benefits primarily relating to: 1) the reversal of state net operating loss carry forward valuation allowances and other favorable tax benefits associated with the Apparel divestitures; 2) a decline in the Canadian federal tax rate; 3) audit settlements and; 4) other items.

For additional information on items impacting the fiscal years ended January 31, 2009 and February 2, 2008, see the Notes to the Consolidated Financial Statements included in Item 8, Financial Statements and Supplementary Data, of our Annual Report incorporated herein by reference.

(e)	Number of stores and selling square feet excludes independently owned La Senza stores operated by licensees.

RISK FACTORS

Before tendering old notes, prospective participants in the exchange offer should carefully consider the risks described below relating to the old notes and all of the information contained or incorporated by reference into this prospectus. Additional risks relating specifically to the exchange offer are also described below. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995” in this prospectus.

Risks Relating to the Notes and the Exchange Offer

You may not be able to sell your old notes if you do not exchange them for new notes in the exchange offer.

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes. In general, you may not reoffer, resell or otherwise transfer the old notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently anticipate that we will register the old notes under the Securities Act.

Holders of the old notes who do not tender their old notes will have no further registration rights under the registration rights agreement.

Holders who do not tender their old notes will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest.

The market for old notes may be significantly more limited after the exchange offer and you may not be able to sell your old notes after the exchange offer.

If old notes are tendered and accepted for exchange under the exchange offer, the trading market for old notes that remain outstanding may be significantly more limited. As a result, the liquidity of the old notes not tendered for exchange could be adversely affected. The extent of the market for old notes and the availability of price quotations would depend upon a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for old notes that are not exchanged in the exchange offer may be affected adversely as old notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the old notes that are not exchanged more volatile.

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your old notes will continue to be subject to existing transfer restrictions and you may not be able to sell your old notes.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue new notes as part of the exchange offer only after timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

There is no established trading market for the new notes.

The new notes will constitute a new issue of securities with no established trading market. A trading market for the new notes may not develop. If a market does develop, it may not provide you the ability to sell your new notes. Further, you may not be able to sell your new notes at a favorable price or at all. If a market does develop, the new notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes under the Securities Act, you may incur liability under this Act. We do not and will not assume, or indemnify you against, this liability.

Our substantial level of indebtedness could materially adversely affect our ability to fulfill our obligations under the notes, our ability to react to changes in our business and our ability to incur additional debt to fund future needs.

We have a substantial amount of debt. As of August 1, 2009, we have total debt of $3,251 million. For more detail regarding our total debt, see “Capitalization.”

Our substantial debt could have important consequences for our noteholders. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, research and development and other purposes;

•	increase our vulnerability to adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limit our noteholders’ rights to receive payments under the notes if secured creditors have not been paid;

•	limit our ability to borrow additional funds, or to secure assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other purposes; and

•

prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indenture governing the notes.

Restrictions imposed by our senior credit facilities, our existing indentures and the indenture governing the notes may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities.

Claims of noteholders will be structurally subordinate to claims of creditors of our non-guarantor subsidiaries.

As of their issue date, the notes will not be guaranteed by any of our subsidiaries who do not guarantee our senior credit facility. Claims of holders of the notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. However, under some circumstances, the terms of the notes will permit our non-guarantor subsidiaries to incur additional specified indebtedness.

We and our subsidiaries may be able to incur substantially more debt, including secured debt.

Subject to the restrictions in our senior credit facility, the indentures governing the notes and our other outstanding indebtedness, we and our subsidiaries may incur significant additional debt, including secured debt, that would be effectively senior to the notes. Although the terms of these facilities and the indentures governing the notes and our other outstanding indebtedness contain restrictions on the incurrence of additional debt, including secured debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could be substantial. If we and our restricted subsidiaries incur significant additional debt, the related risks that we face could intensify.

We may not be able to finance a change of control offer required by the indenture.

Upon a change of control triggering event, as defined under the indenture governing the notes, you will have the right to require us to offer to purchase all of the notes then outstanding at a price equal to 101% of the principal amount of the notes, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We cannot assure you that we would be able to refinance the notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other debt. Our future debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the notes by our subsidiaries and require the holders of the notes to return payments received from the subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the subsidiary guarantees could be voided, or claims in respect of the subsidiary guarantees could be subordinated to all other debts of a subsidiary guarantor if, either, the subsidiary guarantee was incurred with the intent to hinder, delay or defraud any present or future creditors of the subsidiary guarantor or the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and the subsidiary guarantor either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which such subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If a subsidiary guarantee is voided, you will be unable to rely on the applicable subsidiary guarantor to satisfy your claim in the event that we fail to make one or more required payments due on the notes. In addition, any payment by such subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of creditors of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we and each subsidiary guarantor believe that, after giving effect to the indebtedness incurred in connection with this offering, no subsidiary guarantor will be insolvent, will have unreasonably small capital for the business in which it is engaged or will have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors’ conclusions in this regard.

Risks Relating to Our Business and Operations

Our revenue, profit results and cash flow are sensitive to, and may be adversely affected by, general economic conditions, consumer confidence and spending patterns.

Our growth, sales and profitability may be adversely affected by negative local, regional, national or international political or economic trends or developments that reduce the consumers’ ability or willingness to spend, including the effects of national and international security concerns such as war, terrorism or the threat thereof.

Purchases of women’s intimate and other apparel, beauty and personal care products and accessories often decline during periods when economic or market conditions are unsettled or weak. In such circumstances, we may increase the number of promotional sales, which would further adversely affect our profitability and cash flow.

The current economic crisis has reduced consumer demand, which has adversely affected our results of operations and may continue to do so. Our financial performance in 2008 was significantly impacted by the global economic downturn and its effect on the retail environment and this impact is continuing in 2009.

Further deterioration in economic conditions, along with increasing unemployment levels, may continue to reduce the level of consumer spending and inhibit customers’ use of credit, which may continue to adversely affect our revenues and profits through reduced purchases of our products. In such circumstances, we may increase the number of promotional sales, which would further adversely affect our profitability.

The global economic crisis could also impair the solvency of our suppliers, customers and other counterparties.

There could be a number of additional effects from the ongoing economic downturn. The inability of key suppliers to access liquidity, or the insolvency of key suppliers, could lead to delivery delays or failures. We provide merchandise sourcing services to other retailers and licensees and grant credit to these parties in the normal course of business which subjects us to potential credit risk. Additionally, we have guaranteed the lease payments of certain of our former subsidiaries. Financial difficulties of our customers or those former subsidiaries for whom we guarantee lease payments could adversely impact our results of operations. Finally, other counterparty failures, including banks and counterparties to contractual arrangements, could negatively impact our business.

The global economic crisis could have a material adverse effect on our liquidity and capital resources.

Recently, the general economic and capital market conditions in the United States and other parts of the world have deteriorated significantly. These conditions have adversely affected access to capital and increased the cost of capital. Although we believe that our capital structure and credit facilities will provide sufficient liquidity through the credit crisis, there can be no assurance that our liquidity will not be affected by these changes in the financial markets or that our capital resources will at all times be sufficient to satisfy our liquidity needs. If these conditions continue or become worse, our future cost of debt and equity capital and access to the capital markets could be adversely affected.

Our net sales depend on a volume of traffic to our stores and the availability of suitable lease space.

Most of our stores are located in retail shopping areas including malls and other types of retail centers. Sales at these stores are derived, in part, from the high volume of traffic in those retail areas. Our stores benefit from the ability of the retail and other attractions in an area including “destination” retail and other attractions to generate consumer traffic in the vicinity of our stores. Sales volume and retail traffic may be adversely affected by economic downturns in a particular area, competition from other retail and non-retail attractions and other retail areas where we do not have stores. Recently, sales volume and mall traffic has been adversely affected by the recessionary economic conditions.

Part of our future growth is significantly dependent on our ability to operate stores in desirable locations with capital investment and lease costs providing the opportunity to earn a reasonable return. We cannot be sure as to when or whether such desirable locations will become available at reasonable costs.

Our net sales, operating income and inventory levels fluctuate on a seasonal basis.

We experience major seasonal fluctuations in our net sales and operating income, with a significant portion of our operating income typically realized during the fourth quarter holiday season. Any decrease in sales or margins during this period could have a disproportionate effect on our financial condition and results of operations.

Seasonal fluctuations also affect our inventory levels, since we usually order merchandise in advance of peak selling periods and sometimes before new fashion trends are confirmed by customer purchases. We must carry a significant amount of inventory, especially before the holiday season selling period. If we are not successful in selling inventory, we may have to sell the inventory at significantly reduced prices or may not be able to sell the inventory at all, which in each case may further adversely affect profitability.

Our ability to grow depends in part on new store openings and existing store remodels and expansions.

Our continued growth and success will depend in part on our ability to open and operate new stores and expand and remodel existing stores on a timely and profitable basis. Accomplishing our new and existing store expansion goals will depend upon a number of factors, including the ability to obtain suitable sites for new and expanded stores at acceptable costs, the hiring and training of qualified personnel, particularly at the store management level, and the integration of new stores into existing operations. There can be no assurance we will be able to achieve our store expansion goals, manage our growth effectively, successfully integrate the planned new stores into our operations or operate our new, remodeled and expanded stores profitably. In addition, these goals may be adversely affected by the current recessionary conditions.

Our plans for international expansion include risks that could materially adversely impact our growth.

We intend to further expand into international markets. The risks associated with our expansion into international markets include difficulties in attracting customers due to a lack of customer familiarity with our brands, our lack of familiarity with local customer preferences and seasonal differences in the market. In addition, we also have risks related to identifying suitable partners for our international expansion. Further, entry into this market may bring us into competition with new competitors or with existing competitors with an established market presence. We cannot ensure the profitability of our expansion into international markets. These risks could have a material adverse effect on our financial condition and results of operations.

Our licensees could take actions that could harm our business or brand images.

We have global representation through independently owned La Senza stores operated by licensees. Although we have criteria to evaluate and select prospective licensees, the amount of control we can exercise over our licensees is limited and the quality of licensed operations may be diminished by any number of factors beyond our control. Licensees may not have the business acumen or financial resources necessary to successfully operate stores in a manner consistent with our standards and may not hire and train qualified store managers and other personnel. Our brand image and reputation may suffer materially and our sales could decline if our licensees do not operate successfully.

Our direct channel business includes risks that could have a material adverse effect on our financial condition or results from operations.

Our direct operations are subject to numerous risks that could have a material adverse effect on our operational results. Risks include, but are not limited to, the (a) diversion of sales from our stores, which may impact comparable store sales figures, (b) difficulty in recreating the in-store experience through our direct channels, (c) domestic or international resellers purchasing merchandise and reselling it overseas outside our control and (d) risks related to the failure of the systems that operate the web sites and their related support systems, including computer viruses, theft of customer information, telecommunication failures and electronic break-ins and similar disruptions. Any of these events could adversely affect our business.

Our failure to protect our reputation could have an adverse effect on our brand images.

Our ability to maintain our reputation is critical to our brand images. Our reputation could be jeopardized if we fail to maintain high standards for merchandise quality and integrity. Any negative publicity about these types of concerns may reduce demand for our merchandise. Failure to maintain high ethical, social and environmental standards for all of our operations and activities or adverse publicity regarding our responses to these concerns could also jeopardize our reputation. Failure to comply with local laws and regulations, to maintain an effective system of internal controls or to provide accurate and timely financial statement information could also hurt our reputation. Damage to our reputation or loss of consumer confidence for any of these reasons could have a material adverse effect on our business, financial condition and results of operations, as well as require additional resources to rebuild our reputation.

Our failure to adequately protect our trade names and trademarks could have a negative impact on our brand images and limit our ability to penetrate new markets.

We believe that our trade names and trademarks are an essential element of our strategy. We have obtained or applied for federal registration of these trade names and trademarks and have applied for or obtained registrations in many foreign countries. There can be no assurance that we will obtain such registrations or that the registrations we obtain will prevent the imitation of our products or infringement of our intellectual property rights by others. If any third-party copies our products in a manner that projects lesser quality or carries a negative connotation, our brand images could be materially adversely affected.

Our results can be adversely affected by market disruptions.

Market disruptions due to severe weather conditions, natural disasters, health hazards, terrorist activities or the prospect of these events can affect consumer spending and confidence levels and adversely affect our results or prospects in affected markets. The receipt of proceeds under any insurance we maintain for these purposes may be delayed or the proceeds may be insufficient to fully offset our losses.

Our stock price may be volatile.

Our stock price may fluctuate substantially as a result of quarter to quarter variations in our actual or projected performance or the financial performance of other companies in the retail industry. In addition, the stock market has experienced price and volume fluctuations that have affected the market price of many retail and other stocks and that have often been unrelated or disproportionate to the operating performance of these companies.

Our failure to maintain our credit rating could negatively affect our ability to access capital and would increase our interest expense.

The credit ratings agencies periodically review our capital structure and the quality and stability of our earnings. Any negative ratings actions could constrain the capital available to our company or our industry and could limit our access to funding for our operations. We are dependent upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes constrained, our interest costs will likely increase, our financial condition could be harmed and future results of operations could be adversely affected. Additionally, our failure to maintain our credit rating would result in higher interest costs under our existing debt terms.

We may be unable to service our debt.

We may be unable to service our outstanding debt or any other debt we incur. Additionally, some of our debt-related agreements require maintenance of certain financial ratios which limit the total amount we may borrow and also prohibit certain types of liens on property or assets. If we violate the financial ratios associated with these debt agreements, we may be required to accelerate repayment of this debt.

Our inability to compete favorably in our highly competitive segment of the retail industry could negatively impact our results.

The sale of intimate and other apparel, personal care products and accessories is highly competitive. We compete for sales with a broad range of other retailers, including individual and chain specialty stores, department stores and discount retailers. In addition to the traditional store-based retailers, we also compete with direct marketers or retailers that sell similar lines of merchandise and who target customers through direct response channels. Brand image, marketing, design, price, service, quality, image presentation and fulfillment are all competitive factors in both the store-based and direct response channels.

Some of our competitors may have greater financial, marketing and other resources available. In many cases, our competitors sell their products in department stores that are located in the same shopping malls as our stores. In addition to competing for sales, we compete for favorable site locations and lease terms in shopping malls.

Increased competition could result in price reductions, increased marketing expenditures and loss of market share, any of which could have a material adverse effect on our financial condition and results of operations. The recent recessionary conditions have resulted in more significant competition and our competitors have lowered prices and engaged in more promotional activity.

Our inability to remain current with fashion trends and launch new product lines successfully could negatively impact the image and relevance of our brands.

Our success depends in part on management’s ability to effectively anticipate and respond to changing fashion preferences and consumer demands and to translate market trends into appropriate, saleable product offerings far in advance of the actual time of sale to the customer. Customer demands and fashion trends change rapidly. If we are unable to successfully anticipate, identify or react to changing styles or trends or we misjudge the market for our products or any new product lines, our sales will be lower potentially resulting in significant amounts of unsold finished goods inventory. In response, we may be forced to increase our marketing promotions or price markdowns, which could have a material adverse effect on our financial condition and results of operations. Our brand image may also suffer if customers believe merchandise misjudgments indicate we are no longer able to identify and offer the latest fashions.

We may be unable to retain key personnel.

It is our belief we have benefited substantially from the leadership and experience of our senior executives, including Leslie H. Wexner (Chairman of the Board of Directors and Chief Executive Officer). The loss of the services of any of these individuals could have a material adverse effect on our business and prospects. Competition for key personnel in the retail industry is intense and our future success will also depend on our ability to recruit, train and retain other qualified key personnel.

We may be unable to attract, develop and retain qualified employees and manage labor costs.

We believe our competitive advantage is providing a positive, engaging and satisfying experience for each individual customer, which requires us to have highly trained and engaged employees. Our success depends in part upon our ability to attract, develop and retain a sufficient number of qualified employees, including store personnel and talented merchants. The turnover rate in the retail industry is high and qualified individuals of the requisite caliber and number needed to fill these positions may be in short supply in some areas. Competition for such qualified individuals could require us to pay higher wages to attract a sufficient number of employees. Our inability to recruit a sufficient number of qualified individuals in the future may delay planned openings of new stores or affect the speed with which we expand. Delayed store openings, significant increases in employee turnover rates or significant increases in labor costs could have a material adverse effect on our business, financial condition and results of operations.

We rely significantly on foreign sources of production and maintenance of operations in foreign countries.

We purchase merchandise directly in foreign markets and in the domestic market. We do not have any material long-term merchandise supply contracts. Many of our imports are subject to a variety of customs regulations and international trade arrangements, including existing or potential duties, tariffs or safeguard quotas. We compete with other companies for production facilities.

We also face a variety of other risks generally associated with doing business in foreign markets and importing merchandise from abroad, such as:

•	political instability;

•	imposition of duties, taxes and other charges on imports;

•	legal and regulatory matters;

•	currency and exchange risks;

•	local business practice and political issues, including issues relating to compliance with domestic or international labor standards which may result in adverse publicity;

•	potential delays or disruptions in shipping and related pricing impacts;

•	disruption of imports by labor disputes; and

•	changing expectations regarding product safety due to new legislation.

New initiatives may be proposed impacting the trading status of certain countries and may include retaliatory duties or other trade sanctions which, if enacted, would limit or reduce the products purchased from suppliers in such countries.

In addition, significant health hazards, environmental hazards or natural disasters may occur which could have a negative effect on the economies, financial markets and business activity. Our purchase of merchandise from these manufacturing operations may be affected by this risk.

Our future performance will depend upon these and the other factors listed above which are beyond our control and may have a material adverse effect on our business.

Our manufacturers may not be able to manufacture and deliver products in a timely manner and meet quality standards.

We purchase products through contract manufacturers and importers and directly from third-party manufacturers. Similar to most other specialty retailers, we have narrow sales window periods for much of our inventory. Factors outside our control, such as manufacturing or shipping delays or quality problems, could disrupt merchandise deliveries and result in lost sales, cancellation charges or excessive markdowns which could have a material adverse effect on our financial condition and results of operations.

Our results may be adversely affected by fluctuations in energy costs.

Energy costs have fluctuated dramatically in the past. These fluctuations may result in an increase in our transportation costs for distribution, utility costs for our retail stores and costs to purchase product from our manufacturers. A continual rise in energy costs could adversely affect consumer spending and demand for our products and increase our operating costs, both of which could have a material adverse effect on our financial condition and results of operations.

We may be adversely impacted by increases in costs of mailing, paper and printing.

Postal rate increases and paper and printing costs will affect the cost of our order fulfillment and catalogue and promotional mailings. We rely on discounts from the basic postal rate structure, such as discounts for bulk mailings and sorting. Future paper and postal rate increases could adversely impact our earnings if we are unable to pass such increases directly onto our customers or if we are unable to implement more efficient printing, mailing, delivery and order fulfillment systems.

We self-insure certain risks and may be adversely impacted by unfavorable claims experience.

We are self-insured for various types of insurable risks including associate medical benefits, workers’ compensation, property, general liability and automobile up to certain stop-loss limits. Claims are difficult to predict and may be volatile. Any adverse claims experience could result in future costs significantly in excess of historical costs and could have a material adverse effect on our results of operations and financial condition.

We significantly rely on our ability to implement and sustain information technology systems.

Our success depends, in part, on the secure and uninterrupted performance of our information technology systems. Our computer systems as well as those of our service providers are vulnerable to damage from a variety of sources, including telecommunication failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers and those of our service providers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Additionally, these types of problems could result in a breach of confidential customer information which could result in damage to our reputation and/or litigation. Despite the precautions we have taken, unanticipated problems may nevertheless cause failures in our information technology systems. Sustained or repeated system failures that interrupt our ability to process orders and deliver products to the stores in a timely manner or expose confidential customer information could have a material adverse effect on our results of operations, controls and reporting.

In addition, we are currently implementing modifications and upgrades to the information technology systems for merchandise, sourcing, distribution, e-commerce and support systems, including finance. Modifications involve replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality. We are aware of inherent risks associated with replacing these systems, including accurately capturing data and system disruptions. The launch of these successor systems will take place in a phased approach. Information technology system disruptions, if not anticipated and appropriately mitigated, could have a material adverse effect on our operations.

We may fail to comply with regulatory requirements.

As a public company, we are subject to numerous regulatory requirements. Our policies, procedures and internal controls are designed to comply with all applicable laws and regulations, including those imposed by the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). Failure to comply with such laws and regulations could have a material adverse effect on our reputation, financial condition and on the market price of our common stock.

We may be subject to certain legal matters.

We are subject to complex compliance and litigation risks. Difficulty can exist in complying with sometimes conflicting regulations in local, national or international jurisdictions as well as new or changing regulations that affect how we operate. In addition, we may be impacted by litigation trends, including class action lawsuits involving consumers and shareholders that could have a material adverse effect on our reputation, financial condition and on the market price of our common stock.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the new notes, except as otherwise described in this prospectus. The old notes surrendered in exchange for new notes will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

Our net proceeds from the sale of the old notes were approximately $473 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We used those net proceeds to repay debt and for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization at August 1, 2009 on an actual basis. You should read this table in conjunction with the information under the headings “Use of Proceeds” and “Summary Historical Consolidated Financial Data” and our consolidated financial statements, including the notes thereto, which are incorporated by reference into this offering memorandum.

As of August 1, 2009
Actual
(dollars in millions)
Cash and cash equivalents	$1,500
$1,000,000,000 credit facility due 2012	—
Term loan due 2012(b)	625
Total senior secured debt	$625
8.5000% senior unsecured notes due 2019	484
Total guaranteed debt(a)	$1,109
6.125% senior unsecured notes due 2012(b)	294
5.250% senior unsecured notes due 2014	499
6.900% senior unsecured notes due 2017	698
6.950% senior unsecured notes due 2033	350
7.600% senior unsecured notes due 2037	299
Other	2

Total debt(b)	$3,251

Total Limited Brands, Inc. Shareholders’ Equity	1,876

Total capitalization	$5,127

(a)	Reflects the total amount of indebtedness of Limited Brands, Inc. guaranteed by the subsidiary guarantors of the new notes.
(b)	Subsequent to August 1, 2009, we repurchased $103 million of the 6.125% senior unsecured notes due 2012 through a tender offer and prepaid $267 million of the Term Loan due 2012. After giving effect to these transactions, our total debt was $2,881 million.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our earnings to fixed charges for the periods indicated:

	Twenty-Six Weeks Ending August 1, 2009	Fiscal Year Ended
		January 31, 2009	February 2, 2008	February 3, 2007	January 28, 2006	January 29, 2005
Earnings:
Income before income taxes, noncontrolling interest and cumulative effect of change in accounting principle	$102	$449	$1,107	$1,096	$958	$1,116
Fixed charges (excluding capitalized interest)	178	297	268	230	247	225
Distributions from equity method investments, net of income or loss from equity investees	—	102	(3)	6	26	11

Total earnings	$280	$848	$1,372	$1,332	$1,231	$1,352

Fixed charges:
Portion of minimum rent representative of interest	$57	$115	$117	$128	$153	$167
Interest on indebtedness (including capitalized interest)	121	184	156	106	94	58

Total fixed charges	$178	$299	$273	$234	$247	$225

Ratio of earnings to fixed charges	1.6	2.8	5.0	5.7	5.0	6.0

DESCRIPTION OF CERTAIN DEBT

The following descriptions are summaries of various material terms of certain indebtedness. They may not contain all the information that may be important to you. The following summaries are qualified in their entirety by reference to the relevant agreements and indentures to which each summary relates, copies of which are available upon request. Capitalized terms used but not defined in this section shall have the meanings set forth in the Credit Agreements.

Credit Facility and Term Loan

We currently have a $1 billion unsecured revolving credit facility (the “5-Year Facility”) that expires in August 2012. We have canceled our $300 million, 364-day facility after determining that it was no longer required. On February 19, 2009, we amended our 5-Year Facility and our $750 million term loan maturing in August 2012 (the “Term Loan,” and together with the 5-Year Facility, the “Credit Agreements”).

The 5-Year Facility supports our commercial paper and letter of credit programs. Fees payable under the 5-Year Facility are based on our long-term credit ratings and are currently 0.75% of the committed and unutilized amounts per year and 4.00% on any outstanding borrowings or letters of credit. As of August 1, 2009, there were no borrowings outstanding under the facility. We have $100 million of outstanding letters of credit as of August 1, 2009 that reduce our remaining availability under our amended credit agreements. No commercial paper was outstanding as of August 1, 2009.

The amendment to the 5-Year Facility and the Term Loan (the “Amendment”) establishes that our obligations under the Credit Agreements (as well as any obligation of Limited Brands and any Guarantor (as defined below) in respect of hedging arrangements, cash management arrangements, open account agreements (subject to a cap) and certain existing letters of credit, in each case with lenders or their affiliates) (collectively, “Obligations”) will be guaranteed (the “Guarantees”) by its existing and future Material Subsidiaries (the “Guarantors”). The Obligations will be secured by security interests in existing and future tangible and intangible personal property of Limited Brands and the Guarantors, except to the extent prohibited by Limited Brands’ existing indentures and subject to additional exceptions for certain specified types of property and in certain specified circumstances. The Guarantees and security interests shall be released if Limited Brands issuer credit rating (by S&P) and corporate family rating (by Moody’s) is BBB+ and Baa1 or better (if rated by both S&P and Moody’s) or BBB+ or Baa1 or better (if rated by one credit rating agency only) and no Default shall have occurred and be continuing or would result from such release. The Guarantees and security interests are subject to reinstatement if Limited Brands issuer credit rating (by S&P) and corporate family rating (by Moody’s) is worse than BBB or Baa2 (if rated by both S&P and Moody’s) or BBB or Baa2 (if rated by one credit rating agency). The Guarantee and security interest of a Guarantor may also be released where such Guarantor ceases to be a consolidated subsidiary of the Company pursuant to a transaction permitted under the Credit Agreements.

The Credit Agreements contain various covenants including those that require Limited Brands to maintain certain specified fixed charge coverage and leverage ratios and prohibit certain types of liens on property or assets. The Amendment includes changes to both the fixed charge coverage and leverage covenants which provide additional flexibility. Under the amended covenants, we are required to maintain the fixed charge coverage ratio at 1.60 or above through fiscal year 2010 and 1.75 or above thereafter. The leverage ratio, which is debt compared to EBITDA, as those terms are defined in the agreement, must not exceed 5.0 through the third quarter of fiscal year 2010, 4.5 from the fourth quarter of fiscal year 2010 through the third quarter of fiscal year 2011 and 4.0 thereafter. The Amendment also introduced several new covenants, including covenants that (a) limit Limited Brands and the Guarantors’ new investments in, and new guarantees of indebtedness for the benefit of non-Guarantor subsidiaries, subject to limited exceptions, to $100 million, which amount is increased in certain circumstances (which investment covenant shall not apply if Limited Brands’ issuer credit rating (by S&P) and corporate family rating (by Moody’s) is BBB+ and Baa1 or better (if rated by both S&P and Moody’s) or BBB+ or Baa1 or better (if rated by only one credit rating agency) and no Default shall have occurred), (b) restrict, with certain exceptions, entering additional agreements or instruments that impose restrictions on the granting of liens by the Limited Brands or a domestic subsidiary to secure, or the ability of any domestic subsidiary to guarantee, the Obligations (or obligations under any facility that refinances or replaces the Amendments), (c) limit Restricted Payments to distributions by wholly-owned consolidated subsidiaries, ratable dividends by consolidated subsidiaries, restricted payments by Limited Brands not exceeding $220 million in any fiscal year (unless otherwise permitted) and, additional restricted payments in an aggregate amount determined by reference to a formula set forth in the Amendment (which restricted payment covenant shall not apply if Limited Brands’ issuer credit rating (by S&P) and corporate family rating (by Moody’s) is BBB and Baa2 or better (if rated by both S&P and Moody’s) or BBB or Baa2 or better (if rated by one credit rating agency only)), and (d) require that the aggregate principal amount of Loans outstanding under the Revolving Credit Agreement shall not exceed $200 million for a period of thirty consecutive days between January 15 and February 28 of each calendar year. Additional provisions are also added in the 5-Year Facility agreement to address a situation in which a lender does not, or is unable to, comply with its funding obligations thereunder, including, in certain circumstances, termination of and prepayment to such lender at Limited Brands’s sole discretion.

The Credit Agreements have several interest rate options, which are based in part on Limited Brands’ long-term credit ratings. The Amendment increases the interest costs and fees associated with the 5-Year Facility and the Term Loan, provides for certain security interests as defined in the agreement and limits dividends, share repurchases and other restricted payments as defined in the agreement to $220 million per year with certain potential increases as defined in the agreement. The interest rate as of January 31, 2009 on the Term Loan would have been 6.69% had the amendment been effective at that date. For the second quarter of 2009, the effective interest rate of the Term Loan, including the impact of the participating interest rate swaps, was 7.05%. The Amendment does not impact the maturity dates of either the 5-Year Facility or the Term Loan.

We incurred $19 million in costs related to the amendment of the 5-Year Facility and the Term Loan of which $11 million were capitalized and $8 million were expensed in the first quarter. Additionally, we expensed $2 million of unamortized fees related to the original agreement. These charges are included within Interest Expense on the 2009 Consolidated Statement of Income.

As of August 1, 2009, the outstanding balance of the Term Loan was $625 million. Subsequent to August 1, 2009, we prepaid $267 million of the Term Loan.

Other Existing Debt

In July 2007, Limited Brands issued $700 million of 6.90% notes due July 2017 and $300 million of 7.60% notes due July 15, 2037 utilizing a shelf registration statement under which up to $1 billion of debt securities, common and preferred stock and other securities could be issued. Interest on the notes is payable on January 15 and July 15 of each year. Other outstanding notes of Limited Brands include $500 million of 5.25% notes due November 2014, $350 million of 6.95% notes due March 2033 and $191 million of 6.125% notes due December 2012. In addition, one of our subsidiaries that is not a guarantor of the notes offered hereby has a 5.30% mortgage due August 2010 in the amount of approximately $2 million.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On June 19, 2009, Limited Brands privately placed $500,000,000 aggregate principal amount of old notes in a transaction exempt from registration under the Securities Act. Accordingly, the old notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available. In the registration rights agreement, we agreed to file a registration statement with the SEC relating to the exchange offer and upon effectiveness of the exchange offer registration statement, promptly commence the exchange offer.

In addition, we have agreed to keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the old notes. The new notes are being offered under this prospectus to satisfy our obligations under the registration rights agreement.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

The Exchange Offer

Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompany this prospectus, we are offering to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of outstanding old notes. The terms of the new notes are substantially identical to the terms of the old notes for which they may be exchanged in the exchange offer, except that:

•	the new notes have been registered under the Securities Act and will be freely transferable, other than as described in this prospectus;

•	the new notes will not contain any legend restricting their transfer;

•

holders of the new notes will not be entitled to some of the rights of the holders of the old notes under the registration rights agreement, which rights will terminate on completion of the exchange offer; and

•	the new notes will not contain any provisions regarding the payment of additional interest.

The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture.

The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.

Based on interpretations by the SEC’s staff in no-action letters issued to other parties, we believe that a holder of new notes issued in the exchange offer may transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if such holder:

•	is not an affiliate of the Company within the meaning of Rule 405 under the Securities Act;

•	is not a broker-dealer tendering old notes acquired directly from Limited Brands for its own account;

•	acquired the old notes in the ordinary course of its business; and

•	has no arrangements or understandings with any person to participate in this exchange offer for the purpose of distributing the old notes and has made representations to Limited Brands to that effect.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1983); and

•	must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where those new notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that we will make available to any broker-dealer, without charge, as many copies of this prospectus as such broker-dealer may reasonably request.

Tendering holders of old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to the exchange of old notes for new notes in the exchange offer.

Shelf Registration Statement

If we and the guarantors determine that, because of changes in law, SEC rules or regulations or applicable interpretations of the staff of the SEC, Limited Brands is not permitted to effect the exchange offer, or under certain other circumstances, Limited Brands and the guarantors will, at their cost, file with the SEC and use their reasonable best efforts to cause to become effective after such determination a shelf registration statement with respect to resales of the old notes and new notes and to keep the registration statement effective for two years, or, if earlier, the date when all old notes or new notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Limited Brands will, in the event shelf registration is filed, provide to each holder copies of a prospectus, notify each holder when the shelf registration statement for the old notes and new notes has become effective and take certain other actions as are required to permit resales of such notes.

A holder selling old notes or new notes under the shelf registration statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to a selling holder, including certain indemnification obligations.

Additional Interest

We will pay additional cash interest on the principal amount of the old notes, in addition to the stated interest on the old notes, if:

•	neither the exchange offer has been completed nor the shelf registration statement has been declared effective on or before September 13, 2010; or

•

after either the exchange offer registration statement or the shelf registration statement has been declared effective, that registration statement ceases to be effective or usable, subject to certain exceptions, in connection with resales of old notes or new notes in accordance with and during the periods specified in the registration rights agreement.

Additional interest will accrue at a rate of 0.25% per annum on the principal amount during the 90-day period after the occurrence of the registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period. In no event will the rate exceed 0.50% per annum on the principal amount. If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no additional interest will be payable.

The summary of the provisions of the registration rights agreement contained in this prospectus does not contain all of the terms of the agreement. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Expiration Date; Extensions; Termination; Amendments

The expiration date of the exchange offer is 5:00 p.m., New York City time, on [— ] [—], 2009, unless Limited Brands in its sole discretion extends the period during which the exchange offer is open. In that case, the expiration date will be the latest time and date to which the exchange offer is extended. We expressly reserve the right to extend the exchange offer at any time and from time to time before the expiration date by giving oral or written notice to The Bank of New York Mellon Trust Company, N.A., the exchange agent, and by timely public announcement. Unless otherwise required by applicable law or regulation, the public announcement will be made by a release to Dow Jones New Service or other national newswire service. During any extension of the exchange offer, all old notes previously tendered in the exchange offer will remain subject to the exchange offer. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the offer.

The initial exchange date will be the first business day following the expiration date. We expressly reserve the right to:

•

terminate the exchange offer and not accept for exchange any old notes for any reason, including if any of the events described below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner.

If any termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the old notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the new notes for the old notes on the exchange date.

If we waive any material condition to the exchange offer or amend the exchange offer in any other material respect and at the time that notice of this waiver or amendment is first published, sent or given to holders of old notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the fifth business day from, and including, the date that the notice is first so published, sent or given, then the exchange offer will be extended until that fifth business day.

This prospectus and the letter of transmittal and other relevant materials will be mailed to record holders of old notes. In addition, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of old notes.

How to Tender

The tender to Limited Brands of old notes according to one of the procedures described below will constitute an agreement between that holder of old notes and Limited Brands in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

General Procedures. A holder of an old note may tender them by properly completing and signing the letter of transmittal or a facsimile of the letter of transmittal and delivering them, together with the certificate or certificates representing the old notes being tendered and any required signature guarantees, or a timely confirmation of a book-entry transfer according to the procedure described below, to the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date, or complying with the guaranteed delivery procedures described below. All references in this prospectus to the letter of transmittal include a facsimile of the letter of transmittal.

If tendered old notes are registered in the name of the signer of the applicable letter of transmittal and the new notes to be issued in exchange for accepted old notes are to be issued, and any untendered old notes are to be reissued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered old notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to Limited Brands. They must also be duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the new notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, an eligible guarantor institution must guarantee the signature on the applicable letter of transmittal.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes should contact the holder promptly and instruct it to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender the old notes itself, the beneficial owner must either make appropriate arrangements to register ownership of the old notes in its name or follow the procedures described in the immediately preceding paragraph. The beneficial owner must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the old notes. The transfer of record ownership may take considerable time.

Book-Entry Transfer. The exchange agent will make a request to establish an account for the old notes at each book-entry transfer facility for purposes of the exchange offer within two business days after receipt of this prospectus unless the exchange agent already has established an account with the book-entry transfer facility suitable for the exchange offer. Subject to the establishment of the account, any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing a book-entry transfer facility to transfer the old notes into one of the exchange agent’s accounts at the book-entry transfer facility in accordance with the facility’s procedures. However, although delivery of old notes may be effected through book-entry transfer, the applicable letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

The method of delivery of old notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that the holder use registered mail, return receipt requested, obtain proper insurance, and make the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

Unless an exemption applies under applicable law and regulations concerning backup withholding of federal income tax, the exchange agent will be required to withhold 28% of the gross proceeds otherwise payable to a holder in the exchange offer if the holder does not provide the holder’s taxpayer identification number and certify that the number is correct.

Guaranteed Delivery Procedures. If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received, at the address set forth below under “—Exchange Agent,” on or before the expiration date a letter, telegram or facsimile transmission from an eligible guarantor institution that:

•	sets forth the name and address of the tendering holder, the names in which the old notes are registered and, if possible, the certificate numbers of the old notes to be tendered; and

•	states that the tender is being made thereby; and

•

guarantees that within three New York Stock Exchange trading days after the date of execution of the letter, telegram or facsimile transmission by the eligible guarantor institution, the old notes, in proper form for transfer, will be delivered by the eligible guarantor institution together with a properly completed and duly executed letter of transmittal and any other required documents.

Unless old notes being tendered by the above-described method or a timely confirmation of a book-entry transfer are deposited with the exchange agent within the time period described above, accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible guarantor institutions for the purposes described in this paragraph are being delivered with this prospectus and the letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the old notes or a timely confirmation of a book-entry transfer is received by an exchange agent. Issuances of new notes in exchange for old notes tendered by an eligible guarantor institution as described above will be made only against deposit of the applicable letter of transmittal and any other required documents and the tendered old notes or a timely confirmation of a book-entry transfer.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of old notes will be determined by us. Our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of Limited Brands, the exchange agent or any other person will incur any liability for failure to give notification of any defects or irregularities in tenders. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, will be final and binding.

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering old notes for exchange, or the transferor, exchanges, assigns and transfers the old notes to Limited Brands and irrevocably constitutes and appoints our exchange agent as its agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. The transferor represents and warrants that:

•	it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire new notes issuable upon the exchange of the tendered old notes; and

•

when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

The transferor also warrants that it will, upon request, execute and deliver any additional documents we deem necessary or desirable to complete the exchange, assignment and transfer of tendered old notes. The transferor further agrees that acceptance of any tendered old notes by us and the issuance of new notes in exchange shall constitute performance in full of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

By tendering old notes, the transferor certifies that:

•

it is not an affiliate of Limited Brands within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns old notes acquired directly from Limited Brands or its affiliates, that it is acquiring the new notes offered hereby in the ordinary course of its business and that it has no arrangement with any person to participate in the distribution of the new notes; or

•	it is an affiliate, as so defined, of Limited Brands or of an initial purchaser, and that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Withdrawal Rights

Old notes tendered in the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at the address set forth below under “—Exchange Agent.” Any notice of withdrawal must:

•	state the name of the registered holder of the old notes;

•	state the principal amount of old notes delivered for exchange;

•	state that the holder is withdrawing its election to have those old notes exchanged;

•	specify the principal amount of old notes to be withdrawn, which must be an authorized denomination;

•	specify the certificate numbers of old notes to be withdrawn; and

•

be signed by the holder in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes being withdrawn.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then prior to the release of those certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless that holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an eligible institution, unless that holder is an eligible institution, must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility. All questions as to the validity, form and eligibility, including time of receipt, of those notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be either:

•	returned to the holder without cost to that holder; or

•

in the case of old notes tendered by book-entry transfer into the applicable exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, those old notes will be credited to an account maintained with the book-entry transfer facility for the old notes, in either case as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—How to Tender” above at any time on or prior to the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of old notes validly tendered and not withdrawn and the issuance of the new notes will be made on the exchange date. For the purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes when, as and if we had given written notice of acceptance to the exchange agent.

The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving new notes from us and causing the old notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of new notes to be issued in exchange for accepted old notes will be made by the exchange agent promptly after acceptance of the tendered old notes. Old notes not accepted for exchange will be returned without expense to the tendering holders. Or, in the case of old notes tendered by book-entry transfer, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility promptly following the expiration date. If we terminate the exchange offer before the expiration date, these non-exchanged old notes will be credited to the applicable exchange agent’s account promptly after the exchange offer is terminated.

Conditions to the Exchange Offer

The exchange offer will not be subject to any conditions, other than:

•	that the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC;

•	the due tendering of old notes in accordance with the exchange offer; and

•

that each holder of the old notes exchanged in the exchange offer shall have represented that all new notes to be received by it shall be acquired in the ordinary course of its business and that at the time of the consummation of the exchange offer it shall have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and shall have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render the use of Form S-4 or other appropriate form under the Securities Act available.

The conditions described above are for our sole benefit. We may assert these conditions regarding all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition. We may waive these conditions in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of any of those rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, despite the satisfaction of each of the conditions described above, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties. In addition, we will not accept for exchange any old notes tendered and no new notes will be issued in exchange for any old notes, if at that time any stop order is threatened or in effect relating to:

•	the registration statement of which this prospectus constitutes a part; or

•	the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:

The Bank of New York Mellon Trust Company, N.A., Exchange Agent

Bank of New York Mellon

Corporate Trust Operations

Reorganization Unit

101 Barclay Street–7 East

New York, NY 10286

Attn: Randolph Holder

Facsimile Transmissions:

(212) 298-1915

To Confirm by Telephone

or for Information:

(212) 815-5098

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with its services. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us and are estimated at approximately $115,000.

Appraisal Rights

Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will record the new notes at the same carrying value of the original notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of new notes for original notes. We have recognized the expenses incurred in connection with the issuance of the new notes as of the date of the exchange.

Other

Participation in the exchange offer is voluntary, and holders should carefully consider whether to accept the terms and conditions of this offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

As a result of the making of this exchange offer, and upon acceptance for exchange of all validly tendered old notes according to the terms of this exchange offer, we will have fulfilled a covenant contained in the terms of the old notes and the registration rights agreement. Holders of the old notes who do not tender their certificates in the exchange offer will continue to hold those certificates and will be entitled to all the rights, and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement which by its terms terminates and ceases to have further effect as a result of the making of this exchange offer.

All untendered old notes will continue to be subject to the restrictions on transfer set forth in the indenture. In general, the old notes may not be reoffered, resold or otherwise transferred in the U.S. unless registered under the Securities Act or unless an exemption from the Securities Act registration requirements is available. We do not intend to register the old notes under the Securities Act.

In addition, any holder of old notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities. If so, that holder will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes could be adversely affected.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not tendered in the exchange offer.

DESCRIPTION OF THE NOTES

As used below, the terms “we,” “us,” “our” and “Limited Brands” refer only to Limited Brands, Inc. and not to any of its Subsidiaries. The definitions of certain capitalized terms used in this Description of the Notes are set forth below under “—Certain Definitions.” Capitalized terms used but not defined in this section shall have the meanings set forth in the Indenture.

General

The old notes were issued under an indenture (the “Indenture”), dated as of June 19, 2009, between us, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The new notes will also be issued under the Indenture. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The following is a summary of the material terms and provisions of the notes and the Indenture. However, this summary does not purport to be a complete description of the notes or the Indenture and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture, a copy of which is available from us upon request. We urge you to read the Indenture carefully because it, and not the following description, will govern your rights as a holder of the notes.

Maturity, Interest, Form and Denomination

The notes are being issued in an original aggregate principal amount of $500,000,000. The notes will mature on June 15, 2019 and will bear interest at the rate of 8.50% per year.

Interest will be payable semiannually in arrears on December 15 and June 15 of each year commencing on December 15, 2009 to holders of record of the notes on the preceding June 1 and December 1, respectively. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months.

The notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered holder of a note will be treated as the owner of such note for all purposes of the Indenture.

Further Issuances of the Notes

We may, from time to time, without the consent of the existing holders of the notes, issue additional notes (“Additional Notes”) under the Indenture having the same terms as the notes in all respects, except for the issue date, the issue price and the initial interest payment date. Any such Additional Notes will be consolidated with and form a single series with the notes offered hereby for all purposes of the Indenture.

Ranking

The notes will be our senior unsecured obligations and:

•	will rank equally with all our other senior unsecured indebtedness from time to time outstanding;

•	will rank senior to any of our future indebtedness, if any, from time to time outstanding that is expressly subordinated to the notes;

•

will rank effectively junior to all of our secured indebtedness, if any, from time to time outstanding, including our indebtedness under our Senior Credit Facilities, in each case, to the extent of the value of the collateral securing such indebtedness;

•	will rank effectively junior to all indebtedness and liabilities of our Subsidiaries that are not Subsidiary Guarantors to the extent of the value of such Subsidiaries;

•	will be guaranteed by the Subsidiary Guarantors on a senior unsecured basis as described below under “Subsidiary Guarantees”; and

•	will rank effectively senior to our existing debt securities to the extent of the value of the guarantors.

Each Subsidiary Guarantee will be the senior unsecured obligation of the applicable Subsidiary Guarantor and:

•	will rank equally with all other senior unsecured indebtedness of such Subsidiary Guarantor from time to time outstanding;

•	will rank senior to any future indebtedness, if any, of such Subsidiary Guarantor from time to time outstanding that is expressly subordinated to such Subsidiary Guarantor’s Subsidiary Guarantee; and

•

will rank effectively junior to all of such Subsidiary Guarantor’s secured indebtedness, if any, from time to time outstanding, including such Subsidiary Guarantor’s guarantee of indebtedness under our Senior Credit Facilities, in each case, to the extent of the value of the collateral of such Subsidiary Guarantor securing such indebtedness.

The guarantors represent (i) substantially all of the revenue of our domestic subsidiaries, (ii) more than 90% of the assets owned by our domestic subsidiaries, other than real property, aircraft and intercompany investments and (iii) more than 95% of the accounts receivable and inventory directly owned by our domestic subsidiaries.

Subsidiary Guarantees

The notes will be guaranteed (each such guarantee being referred to as a “Subsidiary Guarantee”), on a joint and several senior unsecured basis, on the issue date by each of our Domestic Subsidiaries that is a guarantor of our Senior Credit Facilities (each such Subsidiary being referred to as a “Subsidiary Guarantor”). On November 10, 2009, the Subsidiary Guarantors will consist of the following Subsidiaries: Bath & Body Works Brand Management, Inc., Bath & Body Works, LLC, beautyAvenues, Inc., Intimate Brands, Inc., Limited Brands Direct Fulfillment, Inc., Limited Service Corporation, Limited Store Planning, Inc., Mast Industries, Inc., Victoria’s Secret Direct Brand Management, LLC, Victoria’s Secret Stores Brand Management, Inc. and Victoria’s Secret Stores, LLC. Following June 19, 2009, additional Domestic Subsidiaries will be required to become Subsidiary Guarantors to the extent set forth below under “—Additional Subsidiary Guarantees.” The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the extent necessary to prevent the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

The Indenture provides that the Subsidiary Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released:

(a) in the event of a sale or other transfer of Equity Interests in such Subsidiary Guarantor or dissolution of such Subsidiary Guarantor in compliance with the terms of the Indenture following which such Subsidiary Guarantor ceases to be a Consolidated Subsidiary;

(b) upon such Subsidiary Guarantor ceasing to be a borrower or guarantor under any Senior Credit Facilities; or

(c) in connection with a satisfaction and discharge, Covenant Defeasance or Legal Defeasance of the Indenture in accordance with the provisions described below.

Optional Redemption

Make-Whole Redemption

The notes will be redeemable in whole or in part, at our option, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points, plus accrued interest thereon to the date of redemption.

Redemption From Proceeds of Qualified Equity Offerings

Prior to June 15, 2012, we may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount at maturity of the outstanding notes (including Additional Notes) at a redemption price equal to 108.5% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date; provided that at least 65% of the principal amount at maturity of notes issued under the Indenture (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding notes held by us or our Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part in an integral multiple of $1,000 of their notes (provided that no Note will be purchased in part if the remaining principal amount of such Note would be less than $2,000) pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Limited Brands and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Limited Brands to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Limited Brands and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Limitations on Liens

We have agreed under the Indenture that we will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on or security interest in any shares of Voting Stock of any Significant Subsidiary, whether such Voting Stock is now owned or is hereafter acquired, without providing that the notes (together with, if we shall so determine, any other indebtedness or obligations of Limited Brands, Inc. or any Subsidiary ranking equally with the notes and then existing or thereafter created) shall be secured equally and ratably with such indebtedness. The foregoing limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary.

Additional Subsidiary Guarantees

If, after the Issue Date, any of our Domestic Subsidiaries becomes a borrower or guarantor under the Senior Credit Facilities (other than obligations of a Domestic Subsidiary under indebtedness for borrowed money existing at the time such Domestic Subsidiary became a Domestic Subsidiary and not created in contemplation of such acquisition), then, in each such case, we will be required to cause such Domestic Subsidiary to:

(a) execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Subsidiary shall unconditionally guarantee all of our obligations under the notes and the Indenture; and

(b) deliver to the Trustee one or more opinions of counsel that, subject to customary qualifications, such supplemental indenture (a) has been duly authorized, executed and delivered by such Subsidiary and (b) constitutes a valid and legally binding obligation of such Subsidiary in accordance with its terms.

Limitations on Mergers and Sales of Assets

We have agreed under the Indenture not to consolidate with or merge into another corporation, or sell other than for cash or lease all or substantially all our assets to another corporation, or purchase all or substantially all the assets of another corporation, unless:

•

either Limited Brands, Inc. is the continuing corporation or the successor corporation (if other than Limited Brands, Inc.) expressly assumes by supplemental Indenture the obligations of the notes (in which case, except in the case of such a lease, we will be discharged from these obligations); and

•	immediately after the merger, consolidation, sale or lease, no Default shall have occurred and be continuing.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Indenture will provide that we will file with the SEC (unless the SEC will not accept such filings) and furnish to the holders of notes all quarterly and annual financial information, and on dates, that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the notes were registered under the Exchange Act.

Additionally, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Defaults

The Indenture provides that each of the following will constitute an “Event of Default”:

•	default for 30 days in payment of interest upon any note;

•	default in payment of principal or premium, if any, on any note;

•	default, for 90 days after notice, in the performance of any other covenant in the Indenture; and

•	certain events of bankruptcy or insolvency.

If an Event of Default should occur and be continuing, either the Trustee or the holders of 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable. Holders of a majority in aggregate principal amount of the notes then outstanding will be entitled to control certain actions of the Trustee under the Indenture and to waive past Defaults. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will not be under any obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the holders of notes, unless one or more of such holders of notes shall have offered to the Trustee security or indemnity satisfactory to it.

If an Event of Default occurs and is continuing, any sums held or received by the Trustee under the Indenture may be applied to reimburse the Trustee for its reasonable compensation and expenses incurred prior to any payments to holders of the notes.

The right of any holder of notes to institute an action for any remedy (except such holder’s right to enforce payment of the principal of, and premium, if any, and interest on such holder’s note when due) will be subject to certain conditions precedent, including a written notice to the Trustee by such holder of the occurrence of one or more Events of Default, a request to the Trustee by the holders of not less than 25% in aggregate principal amount of the notes then outstanding to take action and an offer satisfactory to the Trustee of security and indemnity against liabilities incurred by it in so doing.

Satisfaction and Discharge

The Indenture and the guarantees will be discharged and will cease to be of further effect as to all outstanding notes when either:

(a)	all the notes that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from this trust) have been delivered to the Trustee for cancellation; or

(b)	(i) all notes not delivered to the Trustee for cancellation otherwise (x) have become due and payable, (y) will become due and payable, or may be called for redemption, within one year or (z) have been called for redemption pursuant to the provisions described under “—Optional Redemption,” and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the holders of notes, U.S. legal tender, U.S. government obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire indebtedness (including all principal and accrued interest) on the notes not theretofore delivered to the Trustee for cancellation;

(ii)	we have paid all other sums payable by us under the Indenture; and

(iii)	we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or on the date of redemption, as the case may be.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have our obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Legal Defeasance means that we and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the notes and the Subsidiary Guarantees, and the Indenture shall cease to be of further effect as to all outstanding notes and Subsidiary Guarantees, except as to:

(a)	rights of holders to receive payments in respect of the principal of and interest on the notes when such payments are due from the trust funds referred to below;

(b)	our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)	the rights, powers, trust, duties, and immunities of the Trustee, and our obligations in connection therewith; and

(d)	the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the Subsidiary Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and bankruptcy events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy events no longer apply. We may exercise our Legal Defeasance option regardless of whether we have previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)	we must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the holders, U.S. legal tender, U.S. government obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized firm of independent public accountants selected by us, to pay the principal of and interest on the notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the notes;

(b)	in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

(i)	we have received from, or there has been published by the Internal Revenue Service, a ruling; or

(ii)	since the Issue Date, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(c)	in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States confirming that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(d)	no Default shall have occurred and be continuing on the date of such deposit;

(e)	the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(f)	we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by it with the intent of preferring the holders of notes over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors or others; and

(g)	we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officers’ certificate, clauses (a) through (f) and, in the case of the opinion of counsel, clauses (b) and/or (c) and (e) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the notes when due, then our obligations and the obligations of the Subsidiary Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Modification of the Indenture

The Indenture contains provisions permitting us and the Trustee, without the consent of the holders of notes, to, among other things, issue Additional Notes under the Indenture, comply with the terms of the TIA, make changes that are not adverse to the holders of notes and add additional Subsidiary Guarantors (or release additional Subsidiary Guarantors from their Subsidiary Guarantees in accordance with the Indenture) by one or more supplemental indentures and, with the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, to modify the Indenture or any supplemental Indenture or the rights of the holders of the notes; provided that no such modification will

•

extend the fixed maturity of any debt securities, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or the premium, if any, thereon, reduce the amount of the principal payable on any date, change the coin or currency in which principal of or any premium or interest on any notes are payable, release all or substantially all of the Subsidiary Guarantors from their Subsidiary Guarantees (other than in accordance with the Indenture) or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each Note; or

•	reduce the aforesaid percentage of notes, the consent of the holders of which is required for any such modification without the consent of the holders of all notes then outstanding; or

•	modify without the written consent of the Trustee the rights, duties or immunities of the Trustee.

Concerning the Trustee

The Trustee has loaned money to us and provided other services to us in the past and may do so in the future as a part of its regular business. We will be required to file annually with the Trustee a statement of an officer as to the fulfillment of our obligations under the Indenture during the preceding year.

Certain Definitions

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by both of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies (the “Relevant Period”)); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply either (i) did not reduce the ratings of the notes during the Relevant Period or (ii) do not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Limited Brands and its Subsidiaries taken as a whole to any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Limited Brands or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Limited Brands’ voting stock; or (3) the first day on which a majority of the members of Limited Brands’ Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a wholly owned Subsidiary of a holding company that has agreed to be bound by the terms of the notes and (2) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Limited Brands who (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Limited Brands’ proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Default” shall mean an Event of Default or an event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the notes.

“Domestic Subsidiary” means any of our Subsidiaries which is organized under the laws of the United States or any state thereof or the District of Columbia; provided that none of the following shall be deemed to be “Domestic Subsidiaries” (i) any Subsidiary whose accounts are not required to be consolidated with the accounts of Limited Brands in accordance with generally accepted accounting principles in the United States as in effect on the Issue Date or (ii) any Subsidiary designated in writing to the Trustee by Limited Brands as not being a “Domestic Subsidiary” for so long as such Subsidiary is engaged (a) primarily in the business of making or discounting loans, making advances, extending credit or providing financial accommodation to, or purchasing the obligations of, others; (b) primarily in the business of insuring property against loss and subject to regulation as an insurance company by any governmental authority having jurisdiction over such Subsidiary; (c) exclusively in the business of owning or leasing, and operating, aircraft and/or trucks; (d) primarily in the ownership, management, leasing or operation of real estate, other than parcels of real estate with respect to which 51% or more of the rentable space is used by Limited Brands or a Subsidiary in the normal course of business; or (e) primarily as a carrier transporting goods in both intrastate and interstate commerce.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB-(or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Issue Date” means June 19, 2009.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Qualified Equity Offerings” means a public or private offering of Equity Interests (other than Disqualified Equity Interests) of Limited Brands generating gross proceeds of at least $50.0 million.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Reference Treasury Dealers” means (1) Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Senior Credit Facilities” shall mean each of (i) the Amended and Restated Term Loan Agreement, among Limited Brands, Inc., the Lenders party thereto, and JPMorgan Chase Bank N.A., as Administrative Agent and

Collateral Agent, dated as of October 6, 2004, as amended and restated as of November 5, 2004, March 22, 2006, August 3, 2007 and February 19, 2009, (ii) the Amended and Restated Five-Year Revolving Credit Agreement, among Limited Brands, Inc., the Lenders party thereto, and JPMorgan Chase Bank N.A., as Administrative Agent and Collateral Agent, dated as of October 6, 2004, as amended and restated November 5, 2004, March 22, 2006, August 3, 2007 and February 19, 2009 and (iii) any other indebtedness for borrowed money (other than indebtedness owing to Limited Brands or any of its Subsidiaries) of Limited Brands or any of its Domestic Subsidiaries in excess of $100.0 million.

“Significant Subsidiary” means a Subsidiary (treated for purposes of this definition on a consolidated basis together with its Subsidiaries) which meets any of the following conditions:

•

our and our other Subsidiaries’ investments in and advances to the Subsidiary exceed ten percent of the total assets of ours and our Subsidiaries consolidated as of the end of the most recently completed fiscal year;

•

our and our other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds ten percent of the total assets of ours and our Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•

our and our other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds ten percent of such income of ours and our Subsidiaries consolidated for the most recently completed fiscal year.

“Subsidiary” means a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to a maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date).

“Voting Stock” means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of a corporation; provided that, for the purpose of such definition, capital stock which carries only the right to vote conditioned on the occurrence of an event shall not be considered Voting Stock whether or not such event shall have occurred.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders. The tax consequences of holding the new notes (including the accrual of original issue discount on the new notes) are identical to those of holding the old notes. Accordingly, when a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer notes must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for the old notes where such old notes were acquired as a result of market-making activities or other trading activities. We and the guarantors have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [—] [—], 20[—], all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We and the guarantors will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and or the purchasers of any such new notes. Any broker-dealer that resales new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of six months after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We and the guarantors have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

Davis Polk & Wardwell LLP, New York, New York will opine for us on whether the new notes are valid and binding obligations of Limited Brands.

EXPERTS

The consolidated financial statements of Limited Brands, Inc. included in Limited Brands, Inc. Current Report (Form 8-K) dated November 10, 2009, and the effectiveness of Limited Brands, Inc. internal control over financial reporting as of January 31, 2009 included in Limited Brands, Inc. Annual Report (Form 10-K) filed with the SEC on March 27, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of Limited Brands, Inc. for the thirteen and twenty-six week periods ended August 1, 2009 and August 2, 2008 included in Limited Brands, Inc. Current Report (Form 8-K) dated November 10, 2009 and incorporated by reference herein, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated September 4, 2009, except for Note 20 as to which the date is November 10, 2009, included in Limited Brands, Inc. Current Report on Form 8-K dated November 10, 2009, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-4 to register the new notes being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information contained in the registration statement. For further information about Limited Brands and the new notes offered in this prospectus, you should refer to the registration statement and its exhibits. Our SEC filings are also available at the SEC’s Internet Web site at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that important information can be disclosed to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information. The documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this exchange offer are being incorporated herein by reference (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a) Annual Report on Form 10-K for the year ended January 31, 2009 (Items 6, 7 and 8 have been updated by the Forms 8-K filed on June 15, 2009 and November 10, 2009, as explained below);

(b) Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2009 and August 1, 2009. Item 1 has been updated by the Form 8-K filed on November 10, 2009, as explained below;

(c) Current Reports on Form 8-K filed on February 25, 2009, June 15, 2009 and November 10, 2009 (referred to below); and

(d) Definitive Proxy Statement on Form 14A filed on April 8, 2009.

Our Current Report on Form 8-K filed on June 15, 2009 in connection with our adoption, effective as of February 1, 2009, of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment to ARB 51” (“SFAS No. 160”), updates Items 6, 7 and 8 of our Annual Report on Form 10-K for the year ended January 31, 2009.

Our Current Report on Form 8-K filed on November 10, 2009 provides supplemental guarantor financial information pursuant to Rule 3-10 of Regulation S-X regarding certain of the Company’s subsidiaries that are guarantors of the notes.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Written or telephone requests should be directed to Limited Brands, Inc., Three Limited Parkway, Columbus, Ohio 43230, telephone (614) 415-7000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

We are a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, the Certificate of Incorporation of Limited Brands includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of Limited Brand’s directors to Limited Brands or its stockholders for monetary damages for breach of fiduciary as director.

Section 145(a) of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful.

The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

In accordance with Section 145(a) of the DGCL, Limited Brands’ Amended and Restated By-Laws provide that every person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or such person’s testator or intestate, is or was serving as a director or officer of Limited Brands or is or was serving at the request of Limited Brands as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, or as a member of any committee or similar body, shall be indemnified and held harmless to the fullest extent legally permissible under the DGCL against all expenses (including attorney’s fees), judgments, penalties, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding (including appeals) or the defense or settlement thereof or any claim, issue, or matter therein. Expenses incurred by a director or officer in defending such an action, suit or proceeding shall be paid by Limited Brands in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay any amount if it is ultimately determined that such director or officer is not entitled to indemnification by Limited Brands as authorized by the relevant sections of the DGCL.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Document

4.1	Registration Rights Agreement dated as of June 19, 2009 between Limited Brands, Inc. and J.P. Morgan Securities, Inc., as Representative of Initial Purchasers (incorporated by reference to 8-K filed on 6/24/2009)

4.2	Indenture, dated as of June 19, 2009 between Limited Brands, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee (incorporated by reference to 8-K filed on 6/24/2009)

4.3*	Exchange Agent Agreement dated as of [—] [—], 2009 between Limited Brands, Inc. and The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

5.1*	Opinion of Davis Polk & Wardwell LLP with respect to the new notes

12.1*	Computation of Ratio of Earnings to Fixed Charges

15.1*	Letter re: Unaudited Interim Financial Information re: Incorporation of Report of Independent Registered Public Accounting Firm

23.1*	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature page)

25.1*	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee, on Form T-1

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter to Clients

99.4*	Form of Letter to Nominees

*	Filed herewith

(b) Financial Statement Schedules

All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto, which are incorporated herein by reference.

Item 22.	Undertakings

(a) The undersigned hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on this 10th day of November, 2009.

LIMITED BRANDS, INC.

By:	/s/ STUART B. BURGDOERFER
Name:	Stuart B. Burgdoerfer
Title:	Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stuart B. Burgdoerfer, Douglas L. Williams and Timothy J. Faber, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney. For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LESLIE H. WEXNER Leslie H. Wexner	Chairman of the Board of Directors and Chief Executive Officer	November 10, 2009

/s/ STUART B. BURGDOERFER Stuart B. Burgdoerfer	Executive Vice President and Chief Financial Officer*	November 10, 2009

/s/ DENNIS S. HERSCH Dennis S. Hersch	Director	November 10, 2009

/s/ JAMES L. HESKETT James L. Heskett	Director	November 10, 2009

/s/ DONNA A. JAMES Donna A. James	Director	November 10, 2009

/s/ DAVID T. KOLLAT David T. Kollat	Director	November 10, 2009

*	Mr. Burgdoerfer is the principal financial officer and the principal accounting officer and has been duly authorized to sign on behalf of the Registrant.

Signature	Title	Date

/s/ JEFFREY H. MIRO Jeffrey H. Miro	Director	November 10, 2009

/s/ ALLAN R. TESSLER Allan R. Tessler	Director	November 10, 2009

/s/ ABIGAIL S. WEXNER Abigail S. Wexner	Director	November 10, 2009

/s/ RAYMOND ZIMMERMAN Raymond Zimmerman	Director	November 10, 2009

GUARANTOR SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on this 10th day of November, 2009.

BATH & BODY WORKS BRAND MANAGEMENT, INC.

BEAUTYAVENUES, INC.

INTIMATE BRANDS, INC.

LIMITED BRANDS DIRECT FULFILLMENT, INC.

LIMITED SERVICE CORPORATION

LIMITED STORE PLANNING, INC.

MAST INDUSTRIES, INC.

VICTORIA’S SECRET STORES BRAND MANAGEMENT, INC.

By:	/s/ STUART B. BURGDOERFER
Name:	Stuart B. Burgdoerfer
Title:	Principal Financial Officer, Principal Accounting Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stuart B. Burgdoerfer, Douglas L. Williams and Timothy J. Faber, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney. For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LESLIE H. WEXNER Leslie H. Wexner	Principal Executive Officer	November 10, 2009

/s/ STUART B. BURGDOERFER Stuart B. Burgdoerfer	Principal Financial Officer, Principal Accounting Officer and Director	November 10, 2009

/s/ DOUGLAS L. WILLIAMS Douglas L. Williams	Director	November 10, 2009

GUARANTOR SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on this 10th day of November, 2009.

BATH & BODY WORKS, LLC VICTORIA’S SECRET STORES, LLC

By:	LIMITED BRANDS STORE OPERATIONS, INC., its sole member

By:	/s/ STUART B. BURGDOERFER
Name:	Stuart B. Burgdoerfer
Title:	Principal Financial Officer, Principal Accounting Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stuart B. Burgdoerfer, Douglas L. Williams and Timothy J. Faber, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney. For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LESLIE H. WEXNER Leslie H. Wexner	Principal Executive Officer	November 10, 2009

/s/ STUART B. BURGDOERFER Stuart B. Burgdoerfer	Principal Financial Officer, Principal Accounting Officer and Director	November 10, 2009

/s/ DOUGLAS L. WILLIAMS Douglas L. Williams	Director	November 10, 2009

GUARANTOR SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on this 10th day of November, 2009.

VICTORIA’S SECRET DIRECT BRAND MANAGEMENT, LLC

By:	VICTORIA’S SECRET DIRECT HOLDING, LLC, its sole member

By:	VICTORIA’S SECRET STORES BRAND MANAGEMENT, INC., its sole member

By:	/s/ STUART B. BURGDOERFER
Name:	Stuart B. Burgdoerfer
Title:	Principal Financial Officer, Principal Accounting Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stuart B. Burgdoerfer, Douglas L. Williams and Timothy J. Faber, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney. For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LESLIE H. WEXNER Leslie H. Wexner	Principal Executive Officer	November 10, 2009

/s/ STUART B. BURGDOERFER Stuart B. Burgdoerfer	Principal Financial Officer, Principal Accounting Officer and Director	November 10, 2009

/s/ DOUGLAS L. WILLIAMS Douglas L. Williams	Director	November 10, 2009

INDEX TO EXHIBITS

Exhibit No.	Document

4.1	Registration Rights Agreement dated as of June 19, 2009 between Limited Brands, Inc. and J.P. Morgan Securities, Inc., as Representative of Initial Purchasers (incorporated by reference to 8-K filed on 6/24/2009)

4.2	Indenture, dated as of June 19, 2009 between Limited Brands, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee (incorporated by reference to 8-K filed on 6/24/2009)

4.3*	Exchange Agent Agreement dated as of [—] [—], 2009 between Limited Brands, Inc. and The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

5.1*	Opinion of Davis Polk & Wardwell LLP with respect to the new notes

12.1*	Computation of Ratio of Earnings to Fixed Charges

15.1*	Letter re: Unaudited Interim Financial Information re: Incorporation of Report of Independent Registered Public Accounting Firm

23.1*	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature page)

25.1*	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee, on Form T-1.

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter to Clients

99.4*	Form of Letter to Nominees

*	Filed herewith